Exhibit 4.1

MICROCHIP TECHNOLOGY INCORPORATED,

as Issuer

EACH OF THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors

and

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

First Supplemental Indenture

Dated as of March 7, 2024

to the

Indenture

Dated as of February 29, 2024

5.050% Senior Notes due 2029

i

EXHIBIT A

Form of Global Note

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of March 7, 2024 (“Supplemental Indenture”), to the Indenture, dated as of February 29, 2024 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and among Microchip Technology Incorporated, a Delaware corporation (the “Company”), the Guarantors party hereto from time to time and Computershare Trust Company, National Association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Company of Notes designated as its 5.050% Senior Notes due 2029 (the “Notes”) on the terms set forth herein;

WHEREAS, the Guarantors party hereto have duly authorized the execution and delivery of this Supplemental Indenture as Guarantors of the Notes and the issuance of the Guarantees;

WHEREAS, Section 9.1 of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose without notice to or the consent of any Holder; provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done.

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. To the extent terms are defined in both this Supplemental Indenture and the Base Indenture, the applicable definition in this Supplemental Indenture shall control. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Additional Notes” has the meaning specified in Section 3.03 of this Supplemental Indenture.

“Agent Members” has the meaning specified in Section 2.01(b)(ii) of this Supplemental Indenture.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the Property (as determined in good faith by a Senior Officer of the Company) subject to such transaction, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated), and (ii) the present value assuming no such termination.

“Base Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the adoption of a plan by the Board of Directors relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of the Company’s Voting Shares or other Voting Shares into which the Company’s Voting Shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any Affiliates of such person until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (B)(i) the direct or indirect holders of the Voting Shares of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Shares immediately prior to that transaction and each holder holds substantially the same percentage of Voting Shares of such holding company as such holder held of the Company’s shares immediately prior to that transaction or (ii) the Company’s Voting Shares outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting stock of such holding company immediately after giving effect to such transaction; or (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Shares of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Shares (measured by voting power) of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction; provided, however, that a merger of the Company with any of its Subsidiaries solely for the purpose of reincorporating the Company in another jurisdiction within the United States shall not constitute a “Change of Control.”

“Change of Control Notice” has the meaning specified in Section 4.02(a) of this Supplemental Indenture.

“Change of Control Offer” has the meaning specified in Section 4.02(a) of this Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 4.02(a) of this Supplemental Indenture.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking S.A.

“Company” means the party named as such in the recitals of this Supplemental Indenture until a successor replaces it pursuant to the terms and conditions of the Indenture and thereafter means the successor.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less (a) all current liabilities (excluding any notes or loans payable within 12 months, the current portion of long-term debt, deferred net revenue, obligations under operating and finance leases, and the portion of any convertible debt classified as “current” despite having a stated maturity more than 12 months from the date as of which the amount thereof is being computed) and (b) the value of all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets, all as shown on or reflected in the Company’s most recent consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Defaulted Interest” means any interest on any Note which is payable, but not punctually paid or duly provided for, on any Interest Payment Date.

“DTC participants” has the meaning specified in Section 2.01 of this Supplemental Indenture.

“Euroclear” means Euroclear Bank S.A./N.V.

“Event of Default” has the meaning specified in Section 5.04 of this Supplemental Indenture.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Foreign Subsidiary” means, with respect to any person, any Subsidiary of such person other than a Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Supplemental Indenture.

“Guarantee” means any guarantee of payment of the Notes and the Company’s other obligations under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture.

“Guarantor” means any person that provides a Guarantee of the Notes under the Indenture until the date that such person is released from its guarantee pursuant to Section 7.02 hereof.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any person, indebtedness of such person for borrowed money, including notes, bonds, debentures or other similar instruments but excluding Non-recourse Obligations, if and to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such person under GAAP.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)

in respect of Indebtedness of another person secured by a Lien on the assets of the specified person, the lesser of: (a) the fair value (as determined in good faith by a Senior Officer of the Company) of such assets at the date of determination; and (b) the principal amount of the Indebtedness secured by such Lien.

In addition, accrual of interest and accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for any purpose under the Indenture.

“Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Initial Notes” has the meaning set forth in Section 3.01(a) of this Supplemental Indenture.

“Interest Payment Date” has the meaning specified in Section 3.01(c) of this Supplemental Indenture.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency appointed in accordance with the proviso to the definition of “Rating Agency.”

“Issue Date” means March 7, 2024.

“Lien” means any mortgage, lien, pledge, charge, or similar security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof); provided, however, that in no event shall either (i) any legal or equitable encumbrance deemed to exist by the sole reason of a negative pledge or (ii) an operating lease or a non-exclusive license be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Non-recourse Obligation” means Indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company, any Guarantor or any direct or indirect Subsidiaries of the Company or any Guarantor or (2) the financing of a project involving the development or expansion of the Company’s properties or properties of any Guarantor or any direct or indirect Subsidiaries of the Company or any Guarantor, as to which the obligee with respect to such indebtedness or obligation has no recourse (other than for limited recourse provisions that are customary in transactions in which the primary recourse is to the project property) to the Company or any direct or indirect Subsidiary of the Company or any Guarantor’s or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning specified in the recitals of this Supplemental Indenture.

“Notice” has the meaning specified in Section 8.01 of this Supplemental Indenture.

“Par Call Date” means February 15, 2029.

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Property” means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office, any research and development office or any manufacturing facility (whether now owned or hereafter acquired), in each case, located in the United States which (a) is owned by the Company, any Guarantor or any Restricted Subsidiary; and (b) has a net book value on the date as of which the determination is being made in excess of 1% of Consolidated Net Tangible Assets as most recently determined on or prior to such date. Notwithstanding the foregoing, Property does not include any such property that the Company’s board of directors has determined not to be of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, “Rating Agency” shall include a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act appointed by the Company as a substitute for such rating agency (a “Substitute Rating Agency”).

“Ratings Event” means that the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any day during the Trigger Period. If any of the Rating Agencies is not providing a rating of the Notes on any day during the Trigger Period for any reason (subject, for the avoidance of doubt, to the Company’s right to engage a Substitute Rating Agency as provided herein), the rating of such Rating Agency for the Notes shall be deemed to have ceased to be Investment Grade during the Trigger Period.

“Record Date” has the meaning specified in Section 3.01(c) of this Supplemental Indenture.

“Restricted Subsidiary” means any direct or indirect Subsidiary of the Company or any Guarantor that (1) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (other than any such Subsidiary that is a direct or indirect Subsidiary of one or more of the Company’s Foreign sSubsidiaries) and (2) which owns Property in the United States.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Securities Act” means the U.S. Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time.

“Senior Credit Facilities” means the Amended and Restated Credit Agreement, dated as of December 16, 2021, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Senior Officer” of any specified person means the chief executive officer or chief financial officer of such person.

“Subsidiary” of any specified person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

“Substitute Rating Agency” has the meaning set forth in the definition of “Rating Agency.”

“Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Treasury Rate” means, with respect to any redemption date pursuant to Section 4.01 of this Supplemental Indenture, the yield determined in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trigger Period” means the period commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Company of its intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible rating downgrade by any of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible rating downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for a possible downgrade).

“Voting Shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the shares, interests, participants, rights or other equivalents (however designated) of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.02 Relationship with Base Indenture. The terms and provisions contained in this Supplemental Indenture will constitute, and are hereby expressly made, a part of the Base Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, however, that the provisions of this Supplemental Indenture shall apply solely with respect to the Notes and that, except as expressly supplemented hereby with respect to the Notes, the Base Indenture shall continue in full force and effect and is in all respects confirmed, ratified and preserved. The Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event that any provision of this Supplemental Indenture expressly limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Supplemental Indenture shall control.

ARTICLE II

FORM OF NOTES

Section 2.01 Form of Notes.

(a) The Notes shall be substantially in the form of Exhibit A attached hereto (other than, with respect to any Additional Notes, changes related to the issue price, issue date, the payment of interest accruing prior to the issue date of such Additional Notes and the first Interest Payment Date of such Additional Notes). The Notes may have notations, legends or endorsements required by law, rule or usage to which the Company is subject. Each Note shall be dated the date of its authentication.

(i) Initial Notes shall be in the form of one or more permanent global securities in fully registered form (each a “Global Note” and, collectively, the “Global Notes”) without interest coupons and with the Global Notes Legend set forth in Exhibit A to this Supplemental Indenture. Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

(b) This Section 2.01(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

(i) The Company shall execute and the Trustee shall, in accordance with this Section 2.01(b), authenticate and deliver one or more Global Notes that (A) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary and (B) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary.

(ii) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iii) None of the Trustee, any agent of the Trustee, any Paying Agent or the Registrar shall have any obligation or duty to monitor, determine, confirm or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(c) If at any time the Depositary notifies the Company that it is unwilling, unable or no longer qualified to continue as Depositary for the Global Notes, the Company shall use reasonable efforts to appoint a successor Depositary with respect to such Global Notes. If (i) a successor Depositary for such Global Notes is not appointed within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Notes in definitive form, or (iii) there shall have occurred and be continuing an Event of Default and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Notes in definitive form, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate of the Company directing the authentication and delivery thereof, will authenticate and deliver to each Holder of a beneficial interest in the Global Notes, Notes in definitive form in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Notes in exchange for such Global Notes.

(d) Except as provided in Section 2.01(c) and Section 2.02 hereof, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Notes in definitive form.

(e) The terms and provisions contained in the Notes shall constitute, and are expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and agree to be bound thereby. If there is any conflict between the terms of the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture shall govern.

(f) The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Section 2.02 Special Transfer Provisions.

(a) Restrictions on Transfer of a Note in Definitive Form for a Beneficial Interest in a Global Note. A definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth in this Section 2.02. Upon receipt by the Trustee of a definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such definitive Note and cause, in accordance with the standing instructions and procedures existing between the Depositary and the Trustee, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the definitive Note to be exchanged and shall credit or cause to be credited to the account of the person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for definitive Notes pursuant to Section 2.02 hereof, the Company shall issue and the Trustee shall authenticate, upon receipt of a Company Order, a new Global Note in the appropriate principal amount.

(b) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Supplemental Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Supplemental Indenture, a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Any Holder of a Global Note shall, by acceptance of such Global Note, acknowledge the restrictions on transfer of such Note set forth in this Supplemental Indenture and in the Global Notes Legend and agrees that it shall transfer such Note only as provided in this Supplemental Indenture.

ARTICLE III

THE INITIAL NOTES

Section 3.01 Amount; Terms.

(a) The aggregate principal amount of Notes that initially may be authenticated and delivered under this Supplemental Indenture (the “Initial Notes”) shall be limited to $1,000,000,000, subject to increase as set forth in Section 3.03 of this Supplemental Indenture.

(b) The Stated Maturity of the Notes shall be March 15, 2029. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge (subject to Section 2.7 of the Base Indenture), at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office.

(c) The Notes shall bear interest at the rate of 5.050% per annum and shall accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest for the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The “Interest Payment Dates” for the Notes shall be March 15 and September 15 of each year, beginning on September 15, 2024, and the “Record Dates” for any interest payable on each such Interest Payment Date shall be the immediately preceding March 1 and September 1, respectively; provided that upon the Stated Maturity of the Notes, interest shall be payable on such Stated Maturity from the most recent date to which interest has been paid or duly provided, and shall include the required payment of principal or premium, if any; and provided further, that the “Record Date” for any interest, principal, or premium, if any, payable on the Stated Maturity shall be the immediately preceding March 1. If any Interest Payment Date, Stated Maturity, redemption date, repayment date or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest, or the redemption or repayment of such Notes, shall be due on the next succeeding Business Day at such place of payment as if made on the date that such payment was due, and no interest shall accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity, redemption date, repayment date or other payment date, as the case may be, to the date of that payment or repayment on the next succeeding Business Day.

(d) The Notes shall be issued in the form of one or more Global Notes, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 2.3 of the Base Indenture.

(e) Payment of principal, premium, if any, and interest on a Global Note registered in the name of or held by the Depositary or its nominee shall be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Global Note. If the Notes are no longer represented by Global Notes, payment of principal, premium, if any, and interest on Notes in definitive form may, at the Company’s option, be made (i) by check mailed directly to Holders of the Notes at their registered addresses or (ii) upon written request of any Holder of at least $5,000,000 aggregate principal amount of the Notes, wire transfer to an account located in the United States of America maintained by the payee (provided that such request contains the requisite information to make such wire transfer).

Section 3.02 Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $2,000 and any multiple of $1,000 in excess thereof.

Section 3.03 Additional Notes; Repurchases.

(a) The Company may, from time to time, subject to compliance with any other applicable provisions of the Indenture, without notice to or the consent of the Holders of the Notes, issue pursuant to the Indenture additional Notes (the “Additional Notes”) having terms and conditions identical to those of the Initial Notes and ranking equally and ratably with the Initial Notes, except that Additional Notes:

(i)	may have a different issue price;

(ii)	may have a different issue date;

(iii)	may accrue interest prior to the issue date of such Additional Notes; and

(iv)	may have a different first Interest Payment Date;

provided that if such Additional Notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, such Additional Notes shall have one or more separate CUSIP numbers.

(b) Such Additional Notes shall be consolidated and form a single series with, and shall have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the Initial Notes and shall vote together as one class on all matters with respect to the Initial Notes.

(c) The Company may, to the extent permitted by law, directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market, negotiated transactions or otherwise, whether by the Company or one or more of its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company shall cause any Notes so purchased (other than Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation, together with a Company Order to cancel such Notes, and such Notes shall no longer be considered outstanding under the Indenture upon their purchase.

Section 3.04 No Sinking Fund. The Notes shall not be subject to any sinking fund.

Section 3.05 Satisfaction and Discharge. The provisions of Section 8.1 of the Base Indenture shall apply to the Notes.

ARTICLE IV

REDEMPTION OF SECURITIES

Section 4.01 Optional Redemption.

(a) Subject to Section 1.02 hereof, the provisions of Article III of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes.

(b) Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(x) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (y) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

(c) The Company will be responsible for making calculations called for under the Notes, including, but not limited, to the determination of the redemption price and any other amounts payable on the Notes. The Company will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall not be responsible or liable for any determination, calculation, or verification of the redemption price.

(d) Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed (with a copy to the Trustee). Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by the Company in its sole discretion). The Company shall provide written notice to the Trustee prior to the close of business one Business Day prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption as given. The Trustee shall, at the Company’s written request (delivered to the Trustee at least five Business Days prior to the date such notice is to be sent (or such shorter period as the Trustee may agree) with a copy of such notice) give the notice of redemption in the Company’s name and at the Company’s expense. Such notice shall state the redemption price (if known) or the formula pursuant to which the redemption price is to be determined if the redemption price cannot be determined at the time the notice is given. If the redemption price cannot be determined at the time such notice is to be given, the actual redemption price, calculated as set forth in the Indenture, shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the redemption date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

(e) In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

(f) Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes, or portions thereof, called for redemption.

(g) If any redemption date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date in accordance with the provisions of the Notes and the Indenture.

(h) On or before the redemption date for the Notes, the Company shall deposit with the Trustee or a Paying Agent funds sufficient to pay the redemption price of the Notes to be redeemed on the redemption date, and (except if the redemption date shall be an Interest Payment Date) accrued interest, if any.

Section 4.02 Purchase of Notes upon a Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, unless the Company shall have exercised its option to redeem the Notes pursuant to Section 4.01 of this Supplemental Indenture, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 and multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus any accrued and unpaid interest on the Notes to, but excluding, the repurchase date. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase the Notes on the repurchase date specified in the notice at the option of the Holders, which date (the “Change of Control Payment Date”) shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Change of Control Notice;

(ii) no later than 11:00 a.m., New York City time on the Change of Control Payment Date, deposit with the Paying Agent or tender agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(c) The Paying Agent or tender agent shall promptly deliver to each Holder of Notes properly tendered the repurchase price for the Notes, and the Trustee, upon receipt of a Company Order (and an Officer’s Certificate and an Opinion of Counsel), shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

(d) Notwithstanding the foregoing in this Section 4.02, the Company shall not be required to make a Change of Control Offer in connection with a Change of Control Repurchase Event if a third party makes such an offer in connection with such Change of Control Repurchase Event in the manner and at the times required and otherwise in compliance with the requirements for such a Change of Control Offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e) If Holders of not less than 90% in aggregate principal amount then outstanding validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.02(d) hereof, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 10 days nor more than 60 days’ prior written notice to the Holders of the Notes (with a copy to the Trustee), given not more than 30 days following such purchase pursuant to the Change of Control Offer described in Section 4.02(b) hereof, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the redemption date (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date).

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section 4.02, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.02 by virtue thereof.

(g) The Trustee shall not be responsible or liable for determining whether any Change of Control and/or Change of Control Repurchase Event has occurred and whether any payment with respect to the Notes is required in connection with any Change of Control Repurchase Event. The Trustee shall not be responsible for monitoring the ratings of the Company and the Guarantors or their Affiliates or any other party or making any request upon any rating agency.

ARTICLE V

COVENANTS AND REMEDIES

Section 5.01 Limitation on Liens.

(a) The Company shall not, and shall not permit any Guarantor or any Restricted Subsidiary to, create or incur any Lien upon any Property of the Company, any Guarantor or any Restricted Subsidiary or the capital stock of any Subsidiary (other than a Foreign Subsidiary) that owns Property and is owned by the Company, any Guarantor or any Restricted Subsidiary (whether such Property or capital stock are now existing or owned or hereafter created or acquired) to secure any Indebtedness or to secure guarantees of Indebtedness of the Company, any Guarantor or any Restricted Subsidiary unless prior to or at the same time, the Notes and the Guarantees (together with, at the Company’s option, any other Indebtedness or guarantees of Indebtedness of the Company, any Guarantor or any Restricted Subsidiary ranking equally in right of payment with the Notes) are equally and ratably secured with or, at the Company’s option, prior to, such secured Indebtedness or guarantees of Indebtedness, until such time as such Indebtedness or guarantees of Indebtedness are no longer secured by such Lien or such Property is no longer owned by the Company, a Guarantor or any Restricted Subsidiary.

(b) The foregoing restriction in Section 5.01(a) hereof shall not apply to:

(i) Liens existing on shares of capital stock of a person and its Subsidiaries at the time such person becomes a direct or indirect Subsidiary of the Company, a Guarantor or a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such person becoming a Subsidiary;

(ii) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by the Company, any Guarantor or any Restricted Subsidiary of any person then owning such Property; provided that such Lien was not incurred in anticipation of such acquisition;

(iii) Liens securing Indebtedness of the Company, any Guarantor or any Restricted Subsidiary owing to the Company or any of its Subsidiaries;

(iv) Liens existing on the Issue Date;

(v) Liens on Property of a person existing at the time such person is merged into or consolidated with the Company, any Guarantor or any Restricted Subsidiary, at the time such person becomes a Subsidiary of the Company or any Guarantor (or arising thereafter pursuant to contractual commitments entered into prior to acquiring such Property), or at the time of a sale, lease or other disposition of all or substantially all of the Properties of a person to the Company, any Guarantor or any Restricted Subsidiary (or arising thereafter pursuant to contractual commitments entered into prior to acquiring such Property); provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(vi) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(vii) Liens created to secure the Notes and the Guarantees;

(viii) Liens imposed by law or arising by operation of law, such as materialmens’, workmen’s or repairmen’s, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 90 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(ix) Liens for taxes, assessments or other governmental charges or levies on Property not yet overdue for a period of more than 30 days or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(x) Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance or return of money bonds and other obligations of a like nature, import or customs duties, liabilities to insurance carriers or for the payment of rent, and Liens to secure letters of credit, guarantees, bonds or other sureties given in connection with the foregoing obligations or in connection with workers’ compensation, unemployment insurance or other types of social security or similar laws and regulations;

(xi) pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(xii) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such Properties;

(xiii) Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Property subject to such Liens;

(xiv) Liens securing Indebtedness incurred to finance the development, construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or alterations or repairs, improvements or additions to, Property (including shares of capital stock), plant or equipment of the Company, any Guarantor or any Restricted Subsidiary; provided, however, that the Lien shall not extend to any other Property owned by the Company, any Guarantor or any Restricted Subsidiary at the time the Lien is incurred (other than Property affixed or appurtenant thereto), and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 24 months after the later of the acquisition, completion of construction, alterations, repair, improvement, addition or commencement of full operation of the Property subject to the Lien; provided further, however, that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured under the Indenture provided by any person (or its affiliates) may be cross-collateralized to other such financings provided by such person (or its affiliates);

(xv) Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xvi) Liens securing Hedging Obligations designed for protection from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(xvii) Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Property relating to such letters of credit and proceeds thereof;

(xviii) in connection with the sale or transfer of any equity interests or other assets in a consolidation, merger or sale of assets transaction permitted under the Indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(xix) Liens on Property incurred in connection with any transaction permitted under Section 5.02 hereof; or

(xx) any extensions, renewals, substitutions, reinstatements, refinancing or replacements (or successive extensions, renewals, substitutions, refinancings or replacements, in whole or in part) of any Lien referred to in clauses (i) through (xix) without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement and any Liens that secure an extension, renewal, reinstatement, replacement, refinancing or refunding (including any successive extensions, renewals, reinstatements, replacements, refinancings or refundings) of any Indebtedness at any time prior to or within 12 months after the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such indebtedness) being extended, renewed, substituted, replaced, refinanced or refunded, which indebtedness is or was secured by a Lien referred to in this or the preceding clauses (i) through (xix)); provided, however, that any Liens permitted by any of clauses (i) through (xix) shall not extend to or cover any Property of ours, any Guarantor or any Restricted Subsidiary, as the case may be, other than the Property specified in such clauses and improvements to such Property.

(c) For the avoidance of doubt, the inclusion of specific Liens in clauses (i) through (xx) of Section 5.01(b) hereof shall not create any implication that the Indebtedness or guarantees of Indebtedness secured by such Liens constitute Indebtedness of the Company, any Guarantor or any Restricted Subsidiary.

(d) Notwithstanding the restrictions set forth in Section 5.01(a) hereof, the Company, any Guarantor and any Restricted Subsidiary shall be permitted to incur Indebtedness or guarantees of Indebtedness secured by Liens which would otherwise be subject to the restrictions set forth in Section 5.01(a) hereof without equally and ratably securing the Notes; provided that, after giving effect to such Indebtedness or guarantees of Indebtedness and the retirement of any Indebtedness secured by Liens (other than Liens described in clauses (i) through (xx) of Section 5.01(b) hereof) that are being retired substantially concurrently with such incurrence, the aggregate amount of all Indebtedness or guarantees of Indebtedness secured by Liens (not including Liens permitted under clauses (i) through (xx) of Section 5.01(b) hereof), together with all Attributable Debt outstanding pursuant to Section 5.02(b) hereof, does not exceed an amount equal to the greater of (x) $770 million, and (y) 15% of the Company’s Consolidated Net Tangible Assets. The Company, any Guarantor and any Restricted Subsidiary also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence and any Liens that secure any extension, renewal, substitution or replacement (including any successive extensions, renewals, substitutions, or replacements) of any Indebtedness at any time prior to or within 12 months after the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such Indebtedness) being extended, renewed, substituted, or replaced, which indebtedness is or was secured by a Lien permitted pursuant to this or the preceding sentence.

(e) For purposes of this Section 5.01, in the event that a Lien meets the criteria of more than one of the types of Liens permitted pursuant to Section 5.01(b) or (d), the Company, in its sole discretion, will classify, and may reclassify, such Lien and only be required to include the amount and type of such Lien as a Lien or a Lien permitted by Section 5.01(b), and a Lien may be divided and classified and reclassified into more than one of such types of Liens. In addition, for purposes of Section 5.01(b), in no event will the amount of any such Indebtedness or guarantees of Indebtedness be required to be included more than once despite the fact more than one person is or becomes liable with respect to such Indebtedness or guarantees of Indebtedness and despite the fact such Indebtedness or guarantees of Indebtedness are secured by the assets of more than one person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Company, the Guarantors and the Restricted Subsidiaries securing any Indebtedness or guarantees of Indebtedness, the amount of such Indebtedness and guarantees of Indebtedness secured shall only be included once for purposes of such calculations).

(f) Any Lien created for the benefit of the Holders of the Notes pursuant to Section 5.01(a) hereof may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

Section 5.02 Limitation on Sale and Leaseback Transactions.

(a) The Company shall not, and shall not permit any Guarantor or any Restricted Subsidiary to, enter into any sale and leaseback transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(i) such transaction was entered into prior to the Issue Date;

(ii) such transaction was for the sale and leasing back to the Company, any Guarantor or any of the Company’s or the Guarantor’s wholly-owned Subsidiaries of any Property by the Company, any Guarantor or any Restricted Subsidiary;

(iii) such transaction involves a lease for not more than three years (or which may be terminated by the Company, any Guarantor or any Restricted Subsidiary within a period of not more than three years);

(iv) the Company, any Guarantor or any Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to Section 5.01(b) of this Supplemental Indenture (except with respect to a Lien permitted by Section 5.01(b)(xix) of this Supplemental Indenture); or

(v) the Company or any Guarantor applies (or to the extent the proceeds are received directly by any Restricted Subsidiary, such Restricted Subsidiary applies) an amount equal to the net proceeds from the sale of such Property to the purchase of other Property or assets used or useful in the Company’s or such Guarantor’s business or to the retirement of the Company’s or such Guarantor’s Indebtedness or any Guarantee that is pari passu in right of payment with the Notes or any Guarantee within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of pari passu Indebtedness, the Company may deliver Notes with an aggregate outstanding amount equal to such net proceeds to the Trustee for cancellation as provided in Section 3.03(c) of this Supplemental Indenture.

(b) Notwithstanding the restrictions set forth in Section 5.02(a) hereof, the Company, any Guarantor and any Restricted Subsidiary may enter into any sale and leaseback transaction that would otherwise be subject to the restrictions set forth in Section 5.02(a) hereof, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions (not including Attributable Debt permitted under clauses (i) through (v) of Section 5.02(a) hereof), together with all Indebtedness outstanding pursuant to Section 5.01(c) of this Supplemental Indenture, does not exceed an amount equal to the greater of (x) $770 million, and (y) 15% of the Company’s Consolidated Net Tangible Assets.

Section 5.03 Additional Note Guarantees. After the Issue Date, the Company will not permit any of its existing or future Subsidiaries to become an obligor with respect to any Indebtedness under the Senior Credit Facilities unless such Subsidiary, within 45 days, executes and delivers a supplemental indenture substantially in the form of supplemental indenture appearing as Exhibit B hereto providing for a Guarantee by such Subsidiary of the Notes.

Section 5.04 Events of Default.

(a) The first paragraph of Section 6.1 of the Base Indenture shall not apply to the Notes. Instead, each of the following events shall be an “Event of Default”:

(i) default in the payment of any installment of interest on any Note when due and payable, and the continuance of that default for 30 days;

(ii) default in the payment of the principal of, or any premium on, any Note when due and payable (whether at its Stated Maturity, upon redemption or otherwise);

(iii) a failure by the Company to repurchase Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 4.02 of this Supplemental Indenture;

(iv) a failure to observe or perform any other covenant or agreement in respect of the Notes, which failure continues for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of outstanding Notes (including any Additional Notes), requiring the Company to remedy the same;

(v) the Company or any Guarantor pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing its inability to generally pay its debts as such debts become due; or takes any comparable action under any foreign laws relating to insolvency;

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any Guarantor in an involuntary case; (B) appoints a Custodian of the Company or any Guarantor or for all or substantially all of its property; or (C) orders the winding up or liquidation of the Company or any Guarantor; or any similar relief is granted under any foreign laws; and the order or decree remains unstayed and in effect for 60 days; and

(vii) any Guarantee with respect to the Notes is not issued as required under Section 7.01 or any Guarantee in respect of the Notes ceases to be in full force and effect (except as contemplated by the terms of this Supplemental Indenture or such Guarantee) or is declared null and void in a judicial proceeding or the Company or the Guarantor denies or disaffirms the obligations of the Guarantor under this Supplemental Indenture or the Guarantee, in each case unless the Guarantee has been released pursuant to the terms of this Supplemental Indenture or such Guarantee.

Section 5.05 References in Base Indenture. References to “Section 6.1(d) or (e)” in the Base Indenture shall be deemed to refer to “Section 5.04(a)(v) or (vi)” of this Supplemental Indenture.

ARTICLE VI

DEFEASANCE

Section 6.01 Defeasance. The provisions of Section 8.3 and 8.4 of the Base Indenture shall apply to the Notes. In addition to the covenants specified in Section 8.4 of the Base Indenture, the Company may omit to comply with any term, provision or condition set forth in Sections 4.02, 5.01, 5.02 and 5.03 of this Supplemental Indenture by complying with the requirements of Section 8.4 of the Base Indenture.

ARTICLE VII

GUARANTEE

Section 7.01 Guarantee.

(a) Subject to the provisions of this Article VII, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Supplemental Indenture, including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

(b) Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with all of such Guarantor’s existing and future senior, unsecured Indebtedness, will rank senior in right of payment to all of such Guarantor’s existing and future unsecured, subordinated Indebtedness, will be effectively subordinated to all of such Guarantor’s existing and future secured Indebtedness, to the extent of the value of the assets securing such Indebtedness, and will be structurally subordinated to all of the existing and future Indebtedness (including trade payables) of such Guarantor’s non-Guarantor Subsidiaries (other than Indebtedness and liabilities owed to such Guarantor, if any).

(c) Each Guarantor agrees that its guarantee set forth in this Section 7.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such guarantee on the Notes.

(d) Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article VII notwithstanding any extension or renewal of any Guaranteed Obligation.

(e) Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

(f) Each Guarantor further agrees that its guarantee herein will constitute a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

(g) Except as set forth in Section 7.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Supplemental Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Supplemental Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(h) Each Guarantor agrees that its guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its guarantee in compliance with Section 7.02. Each Guarantor further agrees that its guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(i) In furtherance of the foregoing and not in limitation of any other right that any Holder has at law or in equity against each Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor shall promise to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders, an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(j) Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Supplemental Indenture for the purposes of its guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of its guarantee.

(k) Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 7.01.

Section 7.02 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its guarantee or pursuant to its contribution obligations under this Supplemental Indenture, result in the obligations of such Guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Guarantor will be released and discharged automatically and unconditionally from all its obligations under this Supplemental Indenture and its guarantee and will cease to be a Guarantor, without any further action required on the part of the Trustee or any Holder:

(i) if the Company exercises its legal defeasance or its covenant defeasance options with respect to the Notes or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(ii) if no Event of Default has occurred and is then continuing, upon the liquidation or dissolution of such Guarantor; and

(iii) upon the release or discharge of such Guarantor’s obligations under the Senior Credit Facilities.

(c) Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that any of the conditions described in Section 7.02(b) hereof have occurred or otherwise been satisfied, the Trustee shall, at the Company’s expense, execute any supplemental indenture or other documents reasonably requested by the Company in order to evidence the release of a Guarantor from its obligations under its guarantee and this Supplemental Indenture.

Section 7.03 Right of Contribution. Each Guarantor shall agree that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 7.03 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 7.04 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture (and any document delivered in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 8.02 Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE HOLDERS (BY THEIR ACCEPTANCE OF THE NOTES) EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE BASE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.03 Recitals by the Company and the Guarantors. The recitals in this Supplemental Indenture are made by the Company and the Guarantors only and not by the Trustee, and the Trustee assumes no responsibility or liability for their correctness. The Trustee makes no representations or warranties as to the accuracy, validity or sufficiency of this Supplemental Indenture, the Notes or the Guarantees. The Trustee shall not be responsible or liable for the use or application by the Company of the Notes. All of the provisions contained in the Base Indenture in respect of the rights, privileges, protections, immunities, indemnities, limitations of liability, powers and duties of the Trustee shall be applicable in respect of the Notes, the Guarantees and this Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 8.04 Successors. All agreements of the Company and the Guarantors in the Base Indenture, this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successor.

Section 8.05 Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MICROCHIP TECHNOLOGY INCORPORATED

By:	/s/ J. Eric Bjornholt
Name:	J. Eric Bjornholt
Title:	Senior Vice President and Chief Financial Officer

ATMEL CORPORATION, as a Guarantor

By:	/s/ J. Eric Bjornholt
Name:	J. Eric Bjornholt
Title:	Vice President and Chief Financial Officer

MICROCHIP HOLDING CORPORATION, as a Guarantor

By:	/s/ J. Eric Bjornholt
Name:	J. Eric Bjornholt
Title:	Chief Financial Officer and President

MICROCHIP TECHNOLOGY LLC,
By: Microchip Technology Incorporated, it sole member
as a Guarantor

By:	/s/ J. Eric Bjornholt
Name:	J. Eric Bjornholt
Title:	Senior Vice President and Chief Financial Officer

[Signature pages to Supplemental Indenture]

SILICON STORAGE TECHNOLOGY, INC.,
as a Guarantor

By:	/s/ J. Eric Bjornholt
Name:	J. Eric Bjornholt
Title:	Chief Financial Officer

MICROSEMI CORPORATION,
as a Guarantor

By:	/s/ J. Eric Bjornholt
Name:	J. Eric Bjornholt
Title:	Chief Financial Officer

MICROSEMI STORAGE SOLUTIONS, INC.,
as a Guarantor

By:	/s/ J. Eric Bjornholt
Name:	J. Eric Bjornholt
Title:	Chief Financial Officer

[Signature pages to Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Corey J. Dahlstrand
Name:	Corey J. Dahlstrand
Title:	Vice President

[Signature pages to Supplemental Indenture]

EXHIBIT A

Form of Global Note

(FACE OF NOTE)

[Global Notes Legend]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

MICROCHIP TECHNOLOGY INCORPORATED

5.050% Senior Notes due 2029

No. [     ]

CUSIP / ISIN: 595017 BE3 / US595017BE37

MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum set forth on the Schedule of Increases and Decreases in Global Note attached hereto on March 15, 2029.

Interest payment dates: March 15 and September 15.

Record Dates: March 1 and September 1.

Additional provisions of this Note are set forth on the reverse hereof.

IN WITNESS WHEREOF, the parties have caused this Global Note to be duly executed as of the date first written above.

MICROCHIP TECHNOLOGY INCORPORATED

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: [     ]

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(REVERSE OF NOTE)

MICROCHIP TECHNOLOGY INCORPORATED

5.050% Senior Notes due 2029

(1) Interest. Microchip Technology Incorporated, a Delaware corporation (such corporation, and its successors and assigns under the Indenture referred to below, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the interest rate per annum shown above. The Company shall pay interest semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2024. Interest on the Notes shall accrue from March 7, 2024 and shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(2) Method of Payment. The Company shall pay interest on the Notes (subject to Section 2.13 of the Base Indenture, in the case of Defaulted Interest) to the persons who are registered Holders of Notes at the close of business on the Record Date immediately preceding the Interest Payment Date even if such Notes are canceled after the Record Date and on or before the Interest Payment Date. Holders of certificated Notes must surrender certificated Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payment of principal of and premium, if any, and interest on this Note shall be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of this Global Note.

(3) Paying Agent, Transfer Agent and Registrar. Initially, Computershare Trust Company, National Association, as trustee (the “Trustee”) under the Indenture (as defined below), shall act as Paying Agent, transfer agent and Registrar. The Company may change any Paying Agent, transfer agent, Registrar or co-registrar without notice to the Holders. The Company may act as Paying Agent, transfer agent, Registrar or co-registrar.

(4) Indenture. This Note is a “Security,” and the Notes are “Securities” issued under the Indenture, dated as of February 29, 2024 (the “Base Indenture”), as supplemented by the Supplemental Indenture, dated as of March 7, 2023, (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Notes are unsecured general obligations of the Company and constitute the “5.050% Senior Notes due 2029,” initially limited to $1,000,000,000 in aggregate principal amount. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein but not defined herein are used as defined in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) Optional Redemption. Prior to February 15, 2029, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(a)(i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on February 15, 2029) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (ii) interest accrued to the date of redemption, and

(b) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after February 15, 2029, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The Company will be responsible for making calculations called for under the Notes, including, but not limited, to the determination of the redemption price and any other amounts payable on the Notes. The Company will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall not be responsible or liable for any determination, calculation, or verification of the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed (with a copy to the Trustee). Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by the Company in its sole discretion). The Company shall provide written notice to the Trustee prior to the close of business one Business Day prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption as given. The Trustee shall, at the Company’s written request (delivered to the Trustee at least five Business Days prior to the date such notice is to be sent (or such shorter period as the Trustee may agree) with a copy of such notice) give the notice of redemption in the Company’s name and at the Company’s expense. Such notice shall state the redemption price (if known) or the formula pursuant to which the redemption price is to be determined if the redemption price cannot be determined at the time the notice is given. If the redemption price cannot be determined at the time such notice is to be given, the actual redemption price, calculated as set forth in the Indenture, shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the redemption date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes, or portions thereof, called for redemption.

If any redemption date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date in accordance with the provisions of the Notes and the Indenture.

On or before the redemption date for the Notes, the Company shall deposit with the Trustee or a Paying Agent funds sufficient to pay the redemption price of the Notes to be redeemed on the redemption date, and (except if the redemption date shall be an Interest Payment Date) accrued interest, if any.

(6) Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, unless the Company shall have exercised its option pursuant to Section (5) hereof to redeem the Notes, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 and multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on such Notes to, but excluding, the repurchase date.

Within 30 days following any Change of Control Repurchase Event with respect to the Notes or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall deliver a notice (the “Change of Control Notice”) to each Holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering (the “Change of Control Offer”) to repurchase such Notes on the repurchase date specified in the notice at the option of the Holders, which date (the “Change of Control Payment Date”) shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The Change of Control Notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(a) accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Change of Control Notice;

(b) no later than 11:00 a.m., New York City time on the Change of Control Payment Date, deposit with the Paying Agent or tender agent appointed for such purpose an amount equal to the aggregate repurchase price in respect of all the Notes or portions of the Notes properly tendered; and

(c) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of the Notes being repurchased by the Company.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.02(d) of the Supplemental Indenture, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 10 nor more than 60 days’ prior written notice to the Holders of the Notes (with a copy to the Trustee), given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent the provisions of any such securities laws or regulations conflict with this Section (6), the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section (6) by virtue thereof.

(7) Denominations; Transfer; Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and any multiple of $1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required (A) to transfer or exchange any Notes subject to redemption during a period beginning at the opening of business 15 days before the day of the electronic delivery or mailing of a notice of redemption and ending at the close of business on the day of such electronic delivery or mailing or (B) to register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(8) Defeasance. Subject to certain conditions as provided in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to their Stated Maturity.

(9) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes, except that interest (subject to Section 2.13 of the Base Indenture, in the case of Defaulted Interest) shall be paid to the person that was the registered Holder on the relevant Record Date for such payment of interest.

(10) Amendments and Waivers. Subject to certain exceptions, (i) the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes; and (ii) any existing default with respect to the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes. Without the consent of any Holder, the Indenture or the Notes may be amended or supplemented in accordance with Section 9.1 of the Base Indenture to, among other things, cure any ambiguity, mistake, omission, defect or inconsistency, to provide for the assumption of the Company’s obligations to Holders or to provide for uncertificated Notes or Notes registered under the Securities Act and offered in exchange for the Notes, to provide for guarantees with respect to, or security for, the Notes, or to comply with amendments to the TIA, or to add additional covenants, or to surrender any right or power conferred upon the Company, or to make any change that does not adversely affect the rights of any Holder of the Notes.

(11) Remedies. If an Event of Default with respect to the Notes occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the Notes may, by notice in writing to the Company (and the Trustee if given by the Holders), declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require security and/or indemnity satisfactory to it against the losses, costs, expenses, fees, and liabilities which might be incurred by it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the outstanding Notes may direct the Trustee in writing in its exercise of any trust or power with respect to the Notes. The Trustee may withhold from Holders notice of any Default or Event of Default (except a Default in payment of principal or interest) if it determines in good faith that withholding notice is in the Holders’ interests. The Company must furnish an annual compliance certificate to the Trustee.

(12) Trustee Dealings with Company. Subject to the provisions of the TIA, if applicable, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee. The Trustee shall initially be Computershare Trust Company, National Association.

(13) No Recourse Against Others. A director, officer, incorporator or shareholder, as such, past, present or future, of the Company or any successor corporation of the Company or any of any Guarantor, shall not have any liability for any obligations of the Company or any Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

(14) Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) Governing Law. THIS NOTE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers (or as to the accuracy of ISIN numbers or similar numbers) as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

THE COMPANY WILL FURNISH TO ANY HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE, WHICH HAS IN IT THE TEXT OF THIS NOTE. REQUESTS MAY BE MADE TO: MICROCHIP TECHNOLOGY, INC., 2355 WEST CHANDLER BOULEVARD, CHANDLER, AZ 85224-6199, ATTENTION: CHIEF FINANCIAL OFFICER.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTES

The initial principal amount of this Global Note is [     ] ($[     ]). The following increases and decreases in principal amount of this Global Note have been made:

Date of Increase/Decrease	Amount of decrease in Principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed”
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

REPURCHASE EXERCISE NOTICE UPON

A CHANGE OF CONTROL REPURCHASE EVENT

To: Microchip Technology Incorporated

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Microchip Technology Incorporated (the “Company”) as to the occurrence of a Change of Control Repurchase Event with respect to the Company and hereby directs the Company to pay, or cause the Trustee to pay, an amount in cash equal to 101% of the aggregate principal amount of the Notes, or the portion thereof (in an aggregate principal amount of at least $2,000 or a multiple of $1,000 in excess thereof) as designated below to be repurchased, plus interest accrued and unpaid to, but excluding, the repurchase date, except as provided in the Indenture. The undersigned hereby agrees that the Notes will be repurchased as of the Change of Control Payment Date pursuant to the terms and conditions thereof and the Indenture.

Dated:

Signature

Principal amount to be repurchased (at least $2,000 or a multiple of $1,000 in excess thereof):

Remaining principal amount following such repurchase:

By:
Authorized Signatory

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[     ] SUPPLEMENTAL INDENTURE, (this “[     ] Supplemental Indenture”) dated as of [     ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), Microchip Technology Incorporated, as issuer (the “Company”), and Computershare Trust Company, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Company and the Trustee has heretofore executed and delivered an Indenture, dated as of February 29, 2024, as supplemented by the Supplemental Indenture, dated as of March 7, 2024, between the Company, the Guarantors and the Trustee (as further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of $1,000,000,000 in aggregate principal amount of 5.050% Senior Notes due 2029 of the Company (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances, each Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Base Indenture, the Company, any Guarantor and the Trustee are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this [     ] Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this [     ] Supplemental Indenture refer to this [     ] Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1 Agreement to be Bound. Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2 Guarantee. Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article VII of the Supplemental Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1 Notices. All notices and other communications to the Guaranteeing Entities shall be given as provided in the Indenture to such Guaranteeing Entities, at their addresses set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

[INSERT ADDRESS]

Section 3.2 Release of Guarantee. This guarantee shall be released in accordance with Section 7.02 of the Supplemental Indenture.

Section 3.3 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this [     ] Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4 Governing Law; Waiver of Jury Trial. THIS [     ] SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE COMPANY, THE GUARANTEEING ENTITIES, THE TRUSTEE AND THE HOLDERS (BY THEIR ACCEPTANCE OF THE NOTES) EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS [     ] SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 3.5 Severability. In case any provision in this [     ] Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.6 Benefits Acknowledged. Each Guaranteeing Entity’s guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this [     ] Supplemental Indenture and that the guarantee and waivers made by it pursuant to this guarantee are knowingly made in contemplation of such benefits.

Section 3.7 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including, without limitation, any and all rights, privileges, protections, limitations of liability, immunities, duties, and indemnities of the Trustee thereunder. This [     ] Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Reference to this [________] Supplemental Indenture need not be made in the Indenture or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Indenture, any reference in any of such items to the Indenture being sufficient to refer to the Indenture as amended hereby.

Section 3.8 The Trustee. The Trustee makes no representation or warranty as to the validity, accuracy or sufficiency of this [     ] Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.9 Counterparts. This [     ] Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this [     ] Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this [     ] Supplemental Indenture as to the parties hereto and may be used in lieu of the original [     ] Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This [     ] Supplemental Indenture (and any document delivered in connection with this [     ] Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 3.10 Execution and Delivery. Each Guaranteeing Entity agrees that its guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such guarantee.

Section 3.11 Headings. The headings of the Articles and the Sections in this [     ] Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this [     ] Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING ENTITY], as a Guarantor

By:
Name:
Title:

MICROCHIP TECHNOLOGY INCORPORATED

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

B-4